Exhibit 99.1

      FDA Clears VaxGen's IND for an Attenuated Smallpox Vaccine Candidate

      BRISBANE, Calif. - September 7, 2004 - VaxGen, Inc. (VXGN.PK) announced today that the U.S. Food and Drug Administration (FDA) has cleared an Investigational New Drug (IND) application for the company's candidate smallpox vaccine, LC16m8.

      The effective IND will allow VaxGen to begin clinical development of LC16m8 with the objective of meeting the U.S. government's stated interest in acquiring an emergency stockpile of an attenuated smallpox vaccine(1) and licensing the product for commercial sales. The U.S. government has indicated that it anticipates spending $1.9 billion to establish and maintain a stockpile of attenuated smallpox vaccine over a 10-year period.

      The IND clears the way for a Phase I/II human clinical trial to evaluate the safety and immunogenicity of LC16m8 and compare it to Dryvax(R), the smallpox vaccine currently licensed for use in the United States. The trial is expected to begin before the end of this year. It will involve approximately 150 volunteers at four leading medical centers: Saint Louis University Health Sciences Center, Stanford University, University of Kentucky and Vanderbilt University Medical Center.

      "LC16m8 was extensively evaluated during its development in Japan and has a strong track record of safety," said Lance K. Gordon, Ph.D., VaxGen's president and chief executive officer. "The clinical trial we plan to initiate is part of the process required by the FDA to license LC16m8 for use in the United States. We believe this trial also will provide the U.S. government and other potential customers with important data to determine the best choice of attenuated smallpox vaccines for their biodefense needs."

      Achieving FDA approval for LC16m8 will depend on the results of current and planned trials designed to satisfy FDA requirements for vaccine licensure.

      About LC16m8

      VaxGen is developing LC16m8 in the United States in partnership with the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) of Kumamoto, Japan. The vaccine was initially developed in Japan to address the need for a smallpox vaccine that was safer but as effective as conventional, unattenuated smallpox vaccines. Studies involving approximately 50,000 children were conducted in Japan, where the vaccine is currently licensed and manufactured commercially.

      LC16m8 is produced in cell culture from vaccinia virus that has been attenuated, or modified, to reduce its potential to cause unwanted side effects.

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(1)   RFI No. ORDC-03-01: Large Scale Manufacturing Capabilities for Next
      Generation Anthrax Vaccines e.g., Anthrax Recombinant Protective Antigen) and Safer Attenuated Vaccinia Vaccines, August 2003.

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      LC16m8 has been shown to be less neurovirulent than unattenuated strains of vaccinia in animal models(2). Additionally, studies presented at the 7th Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases in May 2004 demonstrated that LC16m8 provided 100% protection against poxvirus infection in both rabbits(3) and mice(4).

      About the Phase I/II Clinical Trial of LC16m8

      The 150 volunteers will be randomized 4:1, with 120 receiving LC16m8 and 30 receiving Dryvax. Study volunteers will be screened carefully for safety risk factors prior to enrollment. The screening process includes a physician's assessment of the volunteer's medical history, a physical exam, and a panel of cardiac and laboratory tests. All study volunteers will continue to be evaluated for safety in the clinic after vaccination and will return for regular safety assessments throughout the study. No one will be exposed to smallpox as a part of the clinical study.

      About VaxGen, Inc.

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is in the advanced stage of developing preventive vaccines against anthrax and smallpox. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products.

      For more information, please visit the company's web site at: www.vaxgen.com.

      NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the company's ability to win government contracts to supply a smallpox vaccine, the timing, amount and scope of the any government award of a contract for its purchase of a smallpox vaccine, the timing and results of any clinical trials of LC16m8 or future development and commercialization activities, and Kaketsuken's ability to continue manufacture of LC16m8. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

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(2)   S. Hashizume. The 39th Saburo Kojima Memorial Culture Prize: Development
      of the Attenuated Smallpox Vaccine, LC16m8, Produced by Cell Culture. 28 Modern Media (Immunity). Vol. 50. No. 2. 2004.

(3) C. Empig, M. Merret-Gentil, T. Dermody, S. Isaacs, E. White, A. Rice, R. Moyer. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Rabbits from Lethal Rabbitpox Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.

(4) C. Empig, J. Schriewer, R.M.L. Buller. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Aerosolized Ectromelia Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.

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Contacts:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304

Lance Ignon
Vice President, Corporate Affairs
650-624-1041
On Sept. 7: 650-238-4727